Exhibit 99.1

FOR RELEASE	July 24, 2013	CONTACT:	Kenneth D. Mann
Investor Relations
(870) 881-6432

Deltic Announces Preliminary Second Quarter 2013 Results

EL DORADO, AR – Deltic Timber Corporation (NYSE-DEL) announced today that net income for the second quarter of 2013 was $11.2 million, $.89 a share, compared to $3.5 million, $.28 a share, a year ago. The $7.7 million improvement was the result of two primary factors. First, the Company’s Manufacturing segment’s pretax operating income increased $4.5 million, resulting from a higher average sales price for lumber sold and the benefit from inclusion of the operating income of Del-Tin Fiber L.L.C. (“Del-Tin Fiber”) in the segment’s results beginning this quarter. Secondly, Deltic realized $5.2 million of non-operating, after-tax gains resulting from the acquisition of the other half of the ownership of Del-Tin Fiber on April 1, 2013. Net cash provided by operating activities was $11.3 million for 2013’s second quarter, compared to $9.4 million in the second quarter of 2012. For the first six months of 2013, net income totaled $18 million, $1.42 a share, compared to $3.6 million, $.29 a share, for the same period of 2012. Net cash provided by operating activities was $20.3 million for the first half of 2013 compared to $11.5 million for the same period of 2012.

Commenting on the results, President and Chief Executive Officer, Ray C. Dillon, stated, “All three of Deltic’s operating segments reported improved financial results when compared to the same quarter of 2012, led by the improvement in our Manufacturing segment. For the quarter, this segment’s financial results improved $3 million before consideration of the additional $1.5 million positive impact that the inclusion of the results of Del-Tin Fiber had on the segment. The timing of our Del-Tin Fiber acquisition has proved to be very beneficial. The medium density fiberboard market strengthened during the second quarter, resulting in improved sales prices. As a result of these factors, our commitment to a strategy of vertical integration continued to be beneficial to the financial performance of the Company for the quarter.”

The Woodlands segment reported operating income of $4.9 million in the second quarter of 2013 compared to $4.7 million in 2012’s second quarter. The pine sawtimber harvest volume during the current quarter was 159,897 tons, while in the same quarter of 2012, the Company harvested 156,512 tons. The average per-ton sales price for pine sawtimber was $22 per ton for the second quarter of both 2013 and 2012. Deltic’s pine pulpwood harvest volume during the second quarter of 2013 was 80,920 tons compared to 115,965 tons for the same period of 2012, while the average sales price was $8 per ton for both periods. Oil and gas lease rentals and net royalty income amounted to $1.2 million for the second quarter of both 2013 and 2012. During the current quarter, the Company sold 1,082 acres of non-strategic recreational-use hardwood bottomland at an average sales price of $1,400 per acre, compared to 2012’s second quarter sales of 322 acres at an average sales price of $1,700 per acre.

Deltic’s Manufacturing segment reported operating income of $10.2 million in 2013’s second quarter, an increase of $4.5 million, when compared to $5.7 million during the same period of 2012. On April 1, 2013, Deltic completed the acquisition of the remaining ownership interest of Del-Tin Fiber from the Company’s former joint venture partner. As a result, the operating and financial results of Del-Tin Fiber have been consolidated into Deltic’s Manufacturing segment beginning in the second quarter of 2013, with the prior-period sales volume and average sales price of medium density fiberboard (“MDF”) for the plant reported for comparison purposes. The average lumber sales price of $399 per thousand board feet was an $82, or 26 percent, increase when compared to the average sales price for the second quarter of last year. The Company sold 55 million board feet of lumber in 2013’s second quarter, which was 15.3 million board feet less than the 70.3 million board feet sold in the same period a year ago, as U.S. lumber supply increased during the course of the quarter and exceeded demand. The average sales price for MDF during the current year’s second quarter was $582 per thousand square feet, an 11 percent increase from 2012’s second quarter average sales price of $522 per thousand square feet. MDF sales volume in the second quarter of 2013 totaled 27.8 million square feet, a decrease of 2.7 million square feet from the 30.5 million square feet a year ago, primarily due to the impact of reduced production from a combination of additional scheduled and unscheduled plant downtime. In addition, the Manufacturing segment benefitted from a $.8 million gain during the second quarter of 2013 on the involuntary conversion of assets. This gain resulted from the receipt of insurance proceeds related to lumber storage sheds at the Company’s Ola Mill that were destroyed by winter storms in December 2012.

The Real Estate segment reported operating income of $.2 million in 2013’s second quarter, which compares to an operating loss of $.3 million for the same period of 2012. The $.5 million improvement was due to increased residential lot sales. There were 22 residential lots sold in the second quarter of 2013 versus 11 lots sold in 2012’s second quarter. The current quarter’s average per-lot sales price was $76,900, which compares to $68,000 for the same period of 2012 due to sales mix. There were no commercial acreage sales in the second quarter of either year.

Corporate operating expense was $4.3 million in the second quarter of 2013 compared to $3.7 million for the corresponding period of 2012. The increase was due to higher general and administrative expenses, mainly professional fees related to the acquisition of the other half of Del-Tin Fiber combined with increased incentive plan expenses resulting from the improved financial results for 2013. Other income increased by $3.1 million, to $3.2 million in 2013’s second quarter, as the Company recorded a gain on the step up in basis of its previously held equity investment in Del-Tin Fiber. In addition, Deltic recorded a $3.3 million bargain-purchase gain, net of tax, related to the acquisition of the other half of the ownership of Del-Tin Fiber from its joint venture partner on April 1, 2013. Income tax expense in 2013’s second quarter was $5 million compared to $1.8 million in the prior year’s second quarter, primarily as a result of higher pretax income in 2013.

For the first six months of 2013, the pine sawtimber harvest level was 340,966 tons compared to 329,519 tons harvested during the same period of 2012, while the average pine sawtimber sales price of $23 per ton increased $1 per ton from the prior-year period. The finished lumber average sales price increased $105, or 36 percent, from $295 per thousand board feet in 2012 to $400 per thousand board feet in 2013. Lumber sales volume decreased 9.1 million board feet, from 135.3 million board feet in 2012 to 126.2 million board feet in 2013, as Deltic adjusted operating hours to meet market demand. The average sales price for MDF increased $73, or 14 percent, from $504 per thousand square feet in 2012 to $577 per thousand square feet in 2013. MDF sales volume decreased from 60.6 million square feet in 2012 to 56.9 million square feet in 2013. Residential lot sales for the first half of 2013 totaled 34 lots at an average sales price per lot of $76,000, compared to 18 lots at $67,600 per lot for the corresponding period of 2012. The Company had no commercial real estate acreage sales in the first six months of 2013 or 2012.

Capital expenditures were $7.2 million for the second quarter of 2013 and $20.6 million for the six months ended June 30, 2013. For the corresponding periods of 2012, capital expenditures totaled $2.3 million and $6 million, respectively. The quarter-over-quarter increase in capital expenditures was due to increased expenditures in the Manufacturing segment related to projects to increase hourly productivity rates and total production volume in the Company’s sawmill operations. The year-over-year increase was due to the increased Manufacturing segment’s expenditures combined with increased timberland acquisitions.

Concerning the outlook for the third quarter and year of 2013, Mr. Dillon stated, “We currently anticipate the pine sawtimber harvest to be 175,000 to 185,000 and 585,000 to 605,000 tons, respectively. Finished lumber production and sales volumes are estimated at 55 to 70 million board feet for the third quarter and 240 to 270 million board feet for the year. MDF sales volumes for the third quarter and year of 2013 are forecast to be 25 to 30 million square feet and 110 to 120 million square feet, respectively. Actual sales volumes for both finished lumber and MDF are dependent upon market conditions. Residential lot sales are projected at 10 to 15 and 50 to 60 lots for the third quarter and year of 2013, respectively. Even as commercial acreage within Chenal Valley continues to receive interest from potential buyers, it is difficult for the Company to predict the timing of closings of any commercial real estate transactions due to their highly uncertain nature and volatility.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates, credit availability, general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, natural gas pricing, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, July 25, 2013, at 10:00 a.m. Central Time to discuss second quarter 2013 earnings. Interested parties may participate in the call by dialing 1-866-515-2908 and referencing participant passcode identification number 61919449. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Thursday, August 1, 2013, by dialing 1-888-286-8010 and referencing replay passcode identification number 13093276.

Summary financial data and operating statistics for the second quarter of 2013 and six months ended June 30, 2013 with comparisons to 2012 are contained in the following tables.

Deltic Timber Corporation

SEGMENT INFORMATION

(Preliminary and Unaudited)

(Millions of dollars)

	Three Months Ended June 30, 2013		Three Months Ended June 30, 2012
		Operating		Operating
		Income/		Income/
	Sales	(Loss)	Sales	(Loss)
Woodlands	$9.5	4.9	9.3	4.7
Manufacturing	43.7	10.2	27.9	5.7
Real Estate	3.8	0.2	3.3	(0.3)
Corporate	—	(4.3)	—	(3.7)
Eliminations	(3.7)	—	(3.4)	(0.1)

Total net sales/operating income	$53.3	11.0	37.1	6.3

	Six Months Ended June 30, 2013		Six Months Ended June 30, 2012
		Operating		Operating
		Income/		Income/
	Sales	(Loss)	Sales	(Loss)
Woodlands	$18.8	9.5	19.3	9.5
Manufacturing	77.8	21.5	50.5	7.3
Real Estate	6.1	(0.5)	5.2	(1.1)
Corporate	—	(8.9)	—	(8.0)
Eliminations	(7.9)	(0.1)	(7.3)	(0.3)

Total net sales/operating income	$94.8	21.5	67.7	7.4

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME

(Preliminary and Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net sales	$53,247	37,105	94,810	67,744

Costs and expenses
Cost of sales	34,444	24,185	57,972	46,186
Depreciation, amortization, and cost of fee timber harvested	4,155	2,715	6,806	5,623
General and administrative expenses	4,454	3,946	9,374	8,542

Total costs and expenses	43,053	30,846	74,152	60,351
Gain on involuntary conversion of assets	797	—	881	—

Operating income	10,991	6,259	21,539	7,393
Equity in earnings of Del-Tin Fiber	—	21	1,084	92
Interest income	5	4	8	6
Interest and other debt expense, net of capitalized interest	(1,291)	(1,036)	(2,321)	(2,071)
Gain on bargain purchase	3,285	—	3,285	—
Other income	3,245	79	3,225	54

Income before income taxes	16,235	5,327	26,820	5,474
Income tax expense	(4,967)	(1,811)	(8,778)	(1,861)

Net income	$11,268	3,516	18,042	3,613

Earnings per common share
Basic	$0.89	0.28	1.42	0.29
Assuming dilution	$0.88	0.28	1.42	0.29
Dividends per common share paid	$0.100	0.075	0.200	0.150
Weighted average common shares outstanding (thousands)
Basic	12,583	12,529	12,573	12,515
Assuming dilution	12,628	12,580	12,627	12,580

Deltic Timber Corporation

CONSOLIDATED BALANCE SHEETS

(Preliminary and Unaudited)

(Thousands of dollars)

	June 30,	Dec. 31,
	2013	2012
Assets
Current assets
Cash and cash equivalents	$5,779	5,613
Trade accounts receivable	12,798	5,277
Inventories	11,409	4,894
Prepaid expenses and other current assets	3,375	2,808

Total current assets	33,361	18,592
Investment in real estate held for development and sale	55,646	57,088
Investment in Del-Tin Fiber	—	6,293
Timber and timberlands—net	249,454	240,215
Property, plant, and equipment—net	74,609	26,668
Deferred charges and other assets	2,350	4,353

Total assets	$415,420	353,209

Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payable	$6,252	1,981
Accrued taxes other than income taxes	2,983	1,951
Income taxes payable	1,749	—
Deferred revenues and other accrued liabilities	11,283	9,094

Total current liabilities	22,267	13,026
Long-term debt, excluding current maturities	100,000	63,000
Deferred tax liabilities—net	723	471
Other noncurrent liabilities	43,458	44,482
Commitments and contingencies	—	—
Stockholders’ equity
Cummulative perferred stock	—	—
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	83,374	82,597
Retained earnings	182,837	168,608
Treasury stock	(3,490)	(5,000)
Accumulated other comprehensive loss	(13,877)	(14,103)

Total stockholders’ equity	248,972	232,230

Total liabilities and stockholders’ equity	$415,420	353,209

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Preliminary and Unaudited)

(Thousands of dollars)

	Six Months Ended
	June 30,
	2013	2012
Operating activities
Net income	$18,042	3,613
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	6,806	5,623
Stock-based compensation expense	1,375	1,135
Deferred income taxes	230	597
Real estate development capital expenditures	(293)	(610)
Real estate costs recovered upon sale	1,517	1,095
Timberland costs recovered upon sale	676	279
Equity in earnings of Del-Tin Fiber	(1,084)	(92)
Gain on previously held equity interest	(3,165)	—
Gain on bargain purchase	(3,285)	—
Net increase in liabilities for pension and other postretirement benefits	907	784
Decrease/(increase) in operating working capital other than cash and cash equivalents	663	(104)
Other—changes in assets and liabilities	(2,097)	(854)

Net cash provided by operating activities	20,292	11,466

Investing activities
Capital expenditures requiring cash, excluding real estate development	(19,798)	(5,291)
Business acquisition, net of acquired	(5,170)	—
Net change in purchased stumpage inventory	(1,736)	(177)
Advances to Del-Tin Fiber	(1,025)	(1,235)
Repayments from Del-Tin Fiber	781	1,625
Net change in funds held by trustee	(14)	265
Other—net	1,204	524

Net cash required by investing activities	(25,758)	(4,289)

Financing activities
Proceeds from borrowings	12,000	2,000
Repayments of notes payable and long-term debt	(4,000)	(6,556)
Treasury stock purchases	(10)	(19)
Common stock dividends paid	(2,542)	(1,898)
Proceeds from stock option exercises	750	566
Excess tax benefit from stock-based compensation expense	407	536
Other—net	(973)	(172)

Net cash provided/(required) by financing activities	5,632	(5,543)

Net increase in cash and cash equivalents	166	1,634
Cash and cash equivalents at January 1	5,613	3,291

Cash and cash equivalents at June 30	$5,779	4,925

Deltic Timber Corporation

OTHER DATA

(Preliminary and Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Thousands of dollars)	2013	2012	2013	2012
Capital expenditures
Woodlands	$481	750	10,760	3,429
Manufacturing	6,544	933	9,332	1,783
Real Estate (includes development expenditures)	196	556	538	738
Corporate	3	—	7	4

Total capital expenditures	$7,224	2,239	20,637	5,954

Woodlands
Pine sawtimber harvested from fee lands—tons	159,897	156,512	340,966	329,519
Pine sawtimber price—per ton	$22	22	23	22
Timberland sales—acres	1,082	322	1,370	592
Timberland sales price—per acre	$1,400	1,700	1,500	1,600
Manufacturing
Finished lumber sales—thousands of board feet	55,043	70,323	126,159	135,325
Finished lumber price—per thousand board feet	$399	317	400	295
Finished MDF sales—(3/4 inch basis) thousands of square feet	27,823	30,505	56,899	60,606
Finished MDF price—(3/4 inch basis) per thousand square feet	$582	522	577	504
Real Estate
Residential
Lots sold	22	11	34	18
Average sales price—per lot	$76,900	68,000	76,000	67,600
Commercial
Acres sold	—	—	—	—
Average sales price—per acre	$—	—	—	—